Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this registration statement on Form F-4 of AngloGold Ashanti Limited (the “Registration Statement”) of our report dated March 29, 2007 relating to the consolidated balance sheets of Golden Cycle Gold Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Ehrhardt Keefe Steiner & Hottman PC

February 4, 2008
Denver, Colorado